Exhibit 99.1

News Release

US Oncology, Inc.

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

www.usoncology.com

Contacts:
Bruce Broussard	Steve Sievert
Investor Relations	Public Relations
832.601.6103	832.601.6193
bruce.broussard@usoncology.com	steve.sievert@usoncology.com

US Oncology Reports Third Quarter 2003 Financial Results

Quarter produces earnings per share of $0.20 on 18.9 percent year-over-year increase in net operating revenue

HOUSTON, Oct. 30, 2003 – US Oncology, Inc. (Nasdaq: USON) today reported results for the third quarter ended Sept. 30, 2003.

US Oncology recorded year-over-year increases in net operating revenue, net income and earnings per share for the third quarter of 2003. The following table provides a review of the quarter’s results, along with applicable comparisons:

($ in millions, except per share amounts)

	Q3 2003	Q3 2002	% Change	Q2 2003	% Change
Net Operating Revenue(1)	$641.8	$539.8	18.9%	$626.7	2.4%
Revenue	509.1	418.3	21.7%	491.4	3.6%
Net income (loss)	17.9	(36.2)	N/A	17.7	1.1%
EPS	0.20	(0.37)	N/A	0.19	5.3%
Excluding unusual charges for 2002(2)
EBITDA(3)	$52.9	$45.4	16.5%	$52.4	1.0%
Net income	17.9	14.9	20.1%	17.7	1.1%
EPS	0.20	0.15	33.3%	0.19	5.3%

“Our third quarter results demonstrate the strength and stability of our nationwide network of cancer-care providers,” said R. Dale Ross, US Oncology chairman and chief executive officer. “At the beginning of the year, we projected a return to more predictable and stable operating results for 2003, and with a third consecutive quarter of year-over-year growth, we have sustained that projection. These results emphasize the importance of the patient services provided by affiliated practices, and the value of the operational and management services we offer.”

(1)	See Key Operating Statistics for calculations.
(2)	Unusual charges for the third quarter of 2002 were impairment and restructuring costs of $76.8 million.
(3)	See Reconciliation of Selected Financial Data for calculations.

US Oncology highlights for 2003 are detailed below:

•	US Oncology’s EBITDA(3) for the third quarter was $52.9 million, compared to $45.4 million for the third quarter of 2002 and $52.4 million for the second quarter of 2003. EBITDA excludes unusual charges for the third quarter of 2002 and loss on sale of assets in the third quarter of 2003.

•	The company’s percentage of Field EBITDA(3) for the third quarter was 35 percent, which was relatively stable when compared to its percentage of Field EBITDA of 34 percent for the third quarter of 2002 and 34 percent for the second quarter of 2003. Field EBITDA excludes unusual charges for the third quarter of 2002 and loss on sale of assets in the third quarter of 2003.

•	The company’s affiliated practices’ accounts receivable days outstanding were 44 at the end of the third quarter, compared to 47 at the end of the third quarter of 2002 and 43 at the end of the second quarter of 2003.

•	Currently, 77 percent of US Oncology’s net operating revenue is generated by non-net-revenue model practices, an increase from 72 percent at the end of the third quarter of 2002 and 76 percent at the end of the second quarter of 2003.

•	The company’s operating cash flow for the three months ended Sept. 30, 2003 was $69.2 million, which reflects a reduction in pharmaceutical inventory, payment of taxes and timing of certain working capital payments. As of Oct. 27, 2003, US Oncology had approximately $146.9 million in cash and cash equivalents.

•	US Oncology repurchased 2.6 million shares of its common stock in the third quarter at a total cost of $20.2 million. The 9.6 million shares repurchased by US Oncology since Sept. 30, 2002 have reduced the company’s weighted average shares used in diluted per-share calculations (excluding unusual charges for 2002) from 99.0 million in the third quarter of 2002 to 90.0 million for the third quarter of 2003.

Medical Oncology

Third quarter medical oncology net operating revenue increased by 22.4 percent year-over-year to $548.9 million. This increase is credited to growth in pharmaceutical revenue and same practice medical oncology visits. Pharmaceutical expenses as a percentage of revenues increased to 58.4 percent for the third quarter of 2003 from 53.3 percent for the third quarter of 2002. US Oncology’s PPM network experienced growth in same practice medical oncology visits of 6.8 percent over the third quarter of 2002 and 0.6 percent over the second quarter of 2003.

(3)	See Reconciliation of Selected Financial Data for calculations.

In addition, during the first nine months of 2003, US Oncology recruited 72 new physicians for its affiliated practices, 65 of whom started practicing as of the end of the third quarter. The remaining seven physicians are scheduled to begin practicing during the fourth quarter of 2003.

“Our success in recruiting affiliated physicians to our network at a time in which demand is outpacing supply reflects highly on the quality of our affiliated practices and the services we provide to them,” said Ross. “Adding physicians to our network is key to growing our company, and ensures that our affiliated practices can continue to provide high-quality cancer care in their communities.”

In its service line segment of the business, US Oncology commenced operations at three practices during the third quarter. Also in the quarter, the company converted an existing net revenue model practice, consisting of 16 physicians, to the service line model.

Currently, 16 practices – representing 104 oncologists – have contracted to receive pharmacy-management services under the service line model. These practices include both new affiliates and existing practices that have converted to the model. The company has experienced significant growth in the service line segment of the business since introducing the offering in late 2001, and, based on third quarter 2003 results, the service line is generating annualized revenue of over $150 million.

“Oncology practices are increasingly seeing the value of our service line offerings,” Ross said. “We have secured nine new service line accounts this year and anticipate continued momentum in this area of our business, as reimbursement pressures compel many practices to take a closer look at maximizing efficiencies in all areas of their operations.”

In addition to its service line offerings, the company will continue to make its comprehensive management services solution available to oncology practices in both existing and new markets.

Cancer Center Services

The Cancer Center Services segment of the company also experienced growth in the third quarter. The division’s net operating revenue increased 7.6 percent, as compared to the third quarter of 2002, with same practice radiation treatments per day increasing 1.7 percent over the third quarter of last year. The revenue increase is attributable to many of the company’s affiliated practices expanding care options and the use of intensity modulated radiation therapy (IMRT) and high dose radiotherapy in patients requiring specialized treatments.

US Oncology also continued its nationwide implementation of IMRT during the third quarter, with 11 cancer centers installing this advanced form of radiation therapy. Currently, 23 US Oncology facilities have IMRT as part of the comprehensive services available to patients treated by affiliated physicians.

In addition, US Oncology is scheduled to open two cancer centers during the fourth quarter – one in the Houston area and one in a suburb of Orlando, Fla. These centers will increase US Oncology’s nationwide cancer-center network to 78 facilities. An additional eight centers are currently in various stages of development.

“We continue to believe that cancer center services are invaluable to practices and the communities they serve,” said Ross. “Enhancing their practices with diagnostic imaging and radiation therapy is an effective strategy for physicians to provide the complete continuum of integrated care to patients. These facilities often become the standard of care not only in their local communities, but the surrounding regions, as well. US Oncology has the experience and expertise to help physicians accomplish this goal.”

The company also installed two positron emission tomography (PET) systems in the third quarter, increasing the number of systems operating in the US Oncology network to 21. These systems serve a total of 38 patient-care locations. Five additional PET systems are in the development stage.

Reimbursement and Business Outlook

Provisions to reduce reimbursement for cancer care are currently included in Medicare prescription drug legislation being considered by Congress. Separate bills passed by the House and Senate would significantly reduce the amount that Medicare reimburses oncologists for pharmaceutical products by reducing reimbursement from an amount based on average wholesale price (AWP) to reduced reimbursement based on other models yet to be defined. Differences in the bills are currently being resolved in the conference committee process.

In addition, the Centers for Medicare & Medicaid Services (CMS) has proposed changes to the Medicare system that would result in significant reductions to reimbursement for oncology pharmaceuticals. CMS has said that if Congress does not enact Medicare reform for oncology services, it would implement its changes beginning in January of 2004.

The reimbursement environment has historically been an area of significant risk for US Oncology. At this time, the ultimate outcome of Medicare reform remains unclear. However, the reduction in Medicare reimbursement could materially and adversely affect the company’s business.

US Oncology, along with the entire cancer-care community, remains engaged in the ongoing debate on cancer-care reimbursement in Washington. In particular, the company has expended considerable resources in trying to educate members of Congress and officials at CMS regarding appropriate analysis of the costs of providing cancer care and the need for balanced reform, as well as potential impact of the current proposals. US Oncology remains committed to providing key decision-makers with the information they need in this regard.

“Our efforts, as well as grassroots action, marches on Washington, advertisements and nationwide media coverage, have brought into clear focus that ill-considered cuts in reimbursement for cancer care could have a very serious and long-lasting impact,” said Ross. “It is vital that any change in reimbursement does not compromise the ability of patients to access care in the community-based setting.”

Until such time as there is more clarity regarding the outcome of the current reimbursement reform debate, it is not possible to provide specific guidance for the company that attempts to account for the impact of potential changes to the current reimbursement model. For this reason, US Oncology cannot provide guidance for 2004.

In the meantime, the company expects 2003 year-over-year growth in net income of approximately 15 to 20 percent and EBITDA growth of approximately 8 to 12 percent, both excluding unusual charges.

These estimates are forward-looking statements, subject to uncertainty. Investors should refer to the company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the company’s filings with the Securities and Exchange Commission.

Financial Exhibits

Exhibits – including key operating statistics, financial statements, reconciliation of selected financial data and financial discussion – are included in this news release.

Conference Call

US Oncology will host a conference call for investors Thursday, Oct. 30 at 9 a.m., CST. Investors are invited to access the call at 1-877-615-1716 and reference password “US Oncology.” The conference call also can be accessed via Web cast. Details of the Web cast are available at www.usoncology.com.

A replay of the conference call will be available through Nov. 13 at 1-800-642-1687. The access code for the replay is 3317884.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is America’s premier cancer-care services company. The company provides comprehensive services to a network of affiliated practices – comprising more than 875 affiliated physicians in over 450 sites, including 76 integrated cancer centers – in 30 states, with the mission of expanding access to and improving the quality of cancer care in local communities. These practices care for approximately 15 percent of the country’s new cancer cases each year. The services the company offers include:

•	Oncology Pharmaceutical Services. The company purchases and manages specialty oncology pharmaceuticals for affiliated practices.

•	Cancer Center Services. The company develops and manages comprehensive, community-based cancer centers for affiliated practices. These centers integrate a comprehensive array of outpatient cancer-care services, from chemotherapy and radiation therapy to laboratory and diagnostic radiology.

•	Cancer Research Services. The company facilitates a broad range of cancer research and development activities through its network of affiliated practices.

•	Other Practice Management Services. Under the company’s physician practice management arrangements, it acts as the exclusive manager and administrator of all day-to-day, non-medical business functions connected with affiliated practices.

US Oncology operates with its affiliated practices under three economic models. In its practice-management business, the company generally offers all of the above services under two models: the “earnings model,” in which management fees are based on practice earnings before income taxes; and the “net revenue model,” in which the management fee consists of a fixed fee, a percentage fee of the practice’s net revenues and, if certain performance criteria are met, a performance fee. In certain states, the company’s fee is a fixed fee.

The company also markets its core services under separate agreements through a non-physician management model, the “service line model,” in which each service is offered under a separate contract and the company does not necessarily provide all of the practice management services described above.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements concerning business outlook, reimbursement outlook, expected financial results, business development activities, the benefits of the service line model and all other statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could further impact future results and financial condition include reimbursement rates, including in particular, reimbursement for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company’s affiliated physician practices. Please refer to the attached financial discussion and the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2002 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company’s expectations.

US ONCOLOGY, INC.

Key Operating Statistics

($ in millions)

(unaudited)

	Q3 2003	Q3 2002	% Change	YTD 2003	YTD 2002	% Change
Net operating revenue	$641.8	$539.8	18.9%	$1,842.6	$1,572.3	17.2%
Physician compensation	132.7	121.5	9.2%	394.9	351.9	12.2%

Revenue	$509.1	$418.3	21.7%	$1,447.7	$1,220.4	18.6%

Physician Summary:
Physician Practice Management (PPM) physicians	792	836	-5.3%	792	836	-5.3%
Service Line physicians	90	34	164.7%	90	34	164.7%

Total physicians	882	870	1.4%	882	870	1.4%

Medical Oncology/Hematology:
Medical oncologists	729	670	8.8%	729	670	8.8%
PPM medical oncology visits	605,966	595,484	1.8%	1,800,860	1,830,332	-1.6%
Other oncologists	38	38	0.0%	38	38	0.0%
Radiation Oncology:
Radiation oncologists	115	123	-6.5%	115	123	-6.5%
Radiation treatments per day	2,497	2,510	-0.5%	2,569	2,544	1.0%
Total cancer centers	76	77	-1.3%	76	77	-1.3%
Imaging/Diagnostics:
Diagnostic radiologists	—	39	-100.0%	—	39	-100.0%
PET installations	2	1	100.0%	5	2	150.0%
Total PET installations	21	14	50.0%	21	14	50.0%
PET scans	5,453	3,084	76.8%	14,416	9,096	58.5%
New patients enrolled in research studies	673	821	-18.0%	2,529	2,435	3.9%
Days sales outstanding	44	47	-6.4%	44	47	-6.4%

US ONCOLOGY, INC.

Condensed Consolidated Income Statement

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue (1)	$509,100	$418,293	$1,447,722	$1,220,397
Operating expenses:
Pharmaceuticals and supplies	297,544	223,149	825,498	634,964
Field compensation and benefits	90,062	84,108	267,500	256,401
Other field costs	49,382	49,027	148,125	143,288
General and administrative	19,222	16,623	51,163	45,893
Depreciation and amortization	17,187	17,112	54,966	53,330
Impairment, restructuring and other charges	1,752	76,831	1,752	116,804

	475,149	466,850	1,349,004	1,250,680
Income (loss) from operations	33,951	(48,557)	98,718	(30,283)
Other income (expense):
Interest expense, net (1)	(4,667)	(4,189)	(14,751)	(15,752)
Loss on early extinguishment of debt (1)	—	—	—	(13,633)

Income (loss) before income taxes	29,284	(52,746)	83,967	(59,668)
Income taxes	(11,421)	16,539	(32,200)	19,170

Net income (loss)	$17,863	$(36,207)	$51,767	$(40,498)

Net income (loss) per share—basic	$0.20	($0.37)	$0.57	($0.41)

Net income (loss) per share—diluted	$0.20	($0.37)	$0.56	($0.41)

Net income per share, excluding unusual charges (2)—diluted	$0.20	$0.15	$0.56	$0.44

Shares used in per share calculations—basic	88,472	97,148	90,934	98,845
Shares used in per share calculations—diluted	89,986	97,148	92,545	98,845

(1)	Certain previously reported financial information for 2002 has been reclassified to conform to the current presentation. Interest income of $1,884 for the quarter ended September 30, 2002 and $2,104 for the first nine months of 2002 has been reclassified from revenue to interest expense, net and extraordinary loss on early extinguishment of debt of $13,633 for the first nine months of 2002 has been reclassified to other income (expense).

(2)	See Reconciliation of Selected Financial Data for calculations.

US ONCOLOGY, INC.

Condensed Consolidated Statement of Cash Flows

($ in thousands)

(unaudited)

	Nine Months Ended September 30,
	2003	2002
Net cash provided by operating activities	$185,770	$134,441
Cash flows from investing activities:
Acquisition of property and equipment	(63,059)	(45,114)
Net proceeds on sale of assets	1,581	—
Net proceeds in separation transactions	—	3,150

Net cash used in investing activities	(61,478)	(41,964)
Cash flows from financing activities:
Proceeds from Credit Facility	—	24,500
Repayment of Credit Facility	—	(24,500)
Proceeds from senior subordinated notes	—	175,000
Repayment of senior secured notes	—	(100,000)
Repayment of other indebtedness	(16,039)	(24,602)
Purchase of treasury shares	(61,200)	(24,534)
Deferred financing costs	—	(7,449)
Cash payments in lieu of stock issuance	(845)	(3,481)
Premium payment upon early extinguishment of debt	—	(11,731)
Proceeds from exercise of stock options	4,185	2,309

Net cash provided from (used in) financing activities	(73,899)	5,512

Increase in cash and equivalents	50,393	97,989
Cash and equivalents:
Beginning of period	75,029	—

End of period	$125,422	$97,989

Certain previously reported financial information for 2002 has been reclassified to conform to the current year presentation.

US ONCOLOGY, INC.

Condensed Consolidated Balance Sheet

($ in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$125,422	$75,029
Accounts receivable	287,253	281,560
Other receivables	41,095	42,363
Prepaids and other current assets	22,835	20,134
Inventories	4,840	31,371
Due from affiliates	40,972	47,583

Total current assets	522,417	498,040
Property and equipment, net	344,695	327,558
Service agreements, net	242,438	252,720
Due from affiliates, long-term	—	7,708
Deferred income taxes	13,292	43,214
Other assets	24,268	25,166

Total assets	$1,147,110	$1,154,406

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$80,800	$15,363
Accounts payable	152,432	163,009
Due to affiliates	63,108	32,877
Accrued compensation costs	23,322	25,417
Income taxes payable	10,711	20,441
Other accrued liabilities	42,418	36,379

Total current liabilities	372,791	293,486
Long-term indebtedness	190,308	272,042

Total liabilities	563,099	565,528
Minority interests	9,553	10,338
Stockholders’ equity	574,458	578,540

Total liabilities and stockholders’ equity	$1,147,110	$1,154,406

Certain reclassifications have been made to the previously reported 2002 amounts to conform to the current year presentation.

US ONCOLOGY, INC.

Reconciliation of Selected Financial Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Income / EPS before unusual charges (1)
Income (loss) before income taxes	$29,284	$(52,746)	$83,967	$(59,668)
Unusual charges (1)	—	76,831	—	130,437

Income before income taxes and unusual charges	29,284	24,085	83,967	70,769
Tax rate	39.0%	38.0%	38.3%	38.0%

Net income before unusual charges	$17,863	$14,933	$51,767	$43,877

Weighted average shares outstanding—diluted	89,986	98,979	92,545	99,775

EPS before unusual charges	$0.20	$0.15	$0.56	$0.44

EBITDA / Field EBITDA before unusual charges (1)
Income before income taxes and unusual charges	$29,284	$24,085	$83,967	$70,769
Loss on sale of assets	1,752	—	1,752	—
Depreciation expense	13,081	12,153	42,235	36,689
Amortization expense	4,106	4,959	12,731	16,641
Interest expense, net	4,667	4,189	14,751	15,752

EBITDA before unusual charges	52,890	45,386	155,436	139,851
General & administrative expenses	19,222	16,623	51,163	45,893
Physician compensation	132,674	121,472	394,885	351,892

Field EBITDA before unusual charges	$204,786	$183,481	$601,484	$537,636

(1)	Unusual charges include impairment and restructuring costs of $76,831, $39,268 and $705 in Q3 2002, Q2 2002 and Q1 2002, respectively and loss on early extinguishment of debt of $13,633 in Q1 2002.

US ONCOLOGY, INC.

Reconciliation of Selected Financial Data

(unaudited)

(continued)

In this news release, we use certain measurements of our performance that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of the non-GAAP measure to our income statement is included in this report.

Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

“Net operating revenue” is our revenue, plus amounts retained by our affiliated physicians under the PPM model. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it represents the total revenue of all of our PPM practices, without taking into account what portion of that is retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

“Net patient revenue” is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices. Net patient revenue is the largest component (92.7% in the first nine months of 2003) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network and other business lines in which our revenue is derived from payments for medical services to patients and in which we are responsible for billing and collecting such amounts.

“EBITDA” is earnings before interest, taxes, depreciation and amortization, loss on early extinguishment of debt, and impairment, restructuring and other charges. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations – such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance – such as tax rates or interest rates. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

“Field EBITDA” is EBITDA plus physician compensation and corporate general and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

FINANCIAL DISCUSSION

INTRODUCTION

The following discussion should be read in conjunction with the financial information appearing elsewhere in this news release. In addition, see “Forward-Looking Statements and Risk Factors” included in our Annual Report on Form 10-K for 2002 and subsequent filings with the Securities and Exchange Commission (SEC). Our SEC filings are available on our Web site at www.usoncology.com.

General

We provide comprehensive services to our network of affiliated practices, made up of more than 875 affiliated physicians in over 450 sites, with the mission of expanding access to and improving the quality of cancer care in local communities and advancing the delivery of care. The services we offer include:

•	Medical Oncology Services. We provide oncology pharmaceutical services and other practice management services to medical oncologists.

–	Oncology Pharmaceutical Services. We purchase and manage specialty oncology pharmaceuticals for our affiliated practices. We are responsible for purchasing, delivering and managing approximately $1.1 billion of pharmaceuticals annually through a network of 45 licensed pharmacies, 140 pharmacists and 265 pharmacy technicians.

–	Other Practice Management Services. Under our physician practice management arrangements, we act as the exclusive manager and administrator of all day-to-day non-medical business functions connected with our affiliated medical oncology practices. As such, we are responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, systems and capital allocation to facilitate growth in practice operations.

•	Cancer Center Services. We develop and manage comprehensive, community-based cancer centers that integrate a broad array of outpatient cancer care services, from laboratory and diagnostic radiology capabilities to chemotherapy and radiation therapy. We have developed and operate 76 integrated community-based cancer centers and manage over one million square feet of medical office space. We have installed and manage 21 positron emission tomography (PET) units and 102 linear accelerators, including 23 units with intensity modulated radiation therapy (IMRT) capability as well as 50 computerized axial tomography (CT) units.

•	Cancer Research Services. We facilitate a broad range of cancer research and development activities through our network. We contract with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials. We currently manage 74 clinical trials, supported by our network of over 400 participating physicians in 169 research locations.

We offer these services through two business models, the Physician Practice Management “PPM” model, under which we provide all of the above services under a single contract with a single fee based on overall practice performance, and the “service line model,” under which practices contract with us to purchase certain of the above services, each under a separate contract, with a separate fee methodology for each service.

Under the PPM model, we are reimbursed for all expenses and receive a fee generally based on one of two models. Under some agreements, the fees are based on practice earnings before taxes – known as the “earnings model” – subject to reductions in our fees for exceeding return on capital thresholds. In others, the fee consists of a fixed fee, a percentage of the practice’s revenues (in most states) and, if certain performance criteria are met, a performance fee – known as the “net revenue model.” Under the net revenue model, the practice is entitled to retain a fixed portion of its net revenue before any service fee is paid, provided that all operating expenses have been reimbursed. In certain states our fee is a fixed fee.

Our “service line model,” which we are offering to practices outside of our existing PPM network, allows oncology practices to obtain our services without entering into comprehensive service agreements that would call for our involvement in all business aspects of their day-to-day operations. Instead, physician practices are able to purchase only some of our services (such as pharmacy services), as their needs warrant. Under this service line structure, we do not pay consideration to physicians in new markets to acquire the non-medical assets of their practices.

We have organized the company in three divisions, and manage and operate our business under distinct service lines. This report includes segment financial information that reflects a division of our existing PPM operations into the various service line offerings in the PPM relationship. As we enter into new service line model agreements, we will report revenue from those agreements in the appropriate segment.

Under the service line model, we are offering physician groups three service lines, each with a separate agreement. Those agreements are structured as follows:

•	Oncology Pharmaceutical Services. The oncology pharmaceutical services service line combines all of our core competencies and service offerings related to oncology drugs into a single, coordinated business division. The division provides a comprehensive, integrated solution to all of the drug needs of an oncology practice, from purchasing drugs and supplies to mixing and managing drugs for infusion, to post-use evaluation and data aggregation. We offer a variety of contract options under which practices may contract to purchase only selected services under this service line, with an option to upgrade to a fully integrated pharmacy solution. We also act as a group purchasing organization and receive a fee from pharmaceutical manufacturers for this service, as well as for providing data and informational services to pharmaceutical companies.

•	Cancer Center Services. We agree to develop outpatient cancer centers under development agreements and leases with physician practices. Under the leases, we expect to receive our economic costs of the property. In addition, we provide management services and expect to receive an additional fee of 30% of net earnings from radiation and diagnostic operations, subject to adjustments.

•	Cancer Research Services. We contract with pharmaceutical companies and others needing research services on a per trial basis. Our contracts with physician groups outline the terms of access to clinical trials and provide for research related services. We pay physicians for each trial based on economic considerations relating to that trial.

Forward-looking Statements and Risk Factors

The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (i) certain statements, including possible or assumed future results of operations contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) any statements contained herein regarding the prospects for any of our business or services and our development activities relating to the service line model, cancer centers and PET installations; (iii) any statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans” or similar expressions; and (iv) other statements contained herein regarding matters that are not historical facts.

US Oncology’s business and results of operations are subject to risks and uncertainties, many of which are beyond the Company’s ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof. Factors that could cause actual results to differ materially include, but are not limited to, reimbursement rates for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to attract and retain additional physicians and practices under the service line model, expansion into new markets, our ability to develop and complete cancer centers and PET installations, our ability to maintain good relationships with our affiliated practices, our ability to recover the cost of our investment in cancer centers, government regulation and enforcement (and the related impact of qui tam suits), reimbursement for healthcare services, particularly reimbursement for pharmaceuticals, changes in cancer therapy or the manner in which cancer care is delivered, drug utilization, our ability to create and maintain favorable relationships with pharmaceutical companies and other suppliers and the operations of the Company’s affiliated physician groups. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent filings with the SEC, particularly the section entitled “Risk Factors,” for a more detailed discussion of certain of these risks and uncertainties.

The cautionary statements contained or referred to herein should be considered in connection with any written or oral forward-looking statements that may be issued by US Oncology or persons acting on its behalf. US Oncology does not undertake any obligation to release any revisions to or to update publicly any forward-looking statements to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

In addition to the Risk Factors discussed and referenced above, investors should consider the following additional risks.

Legislation pending in the United States Congress could have a material adverse effect on our business.

On June 27, 2003, both the United States Senate and House of Representatives passed bills providing for a broad prescription drug benefit under Medicare. Each of those bills would also change the way in which oncologists are reimbursed for oncology pharmaceuticals under Medicare and lead to significant reductions in that reimbursement. The bills are now before a conference committee of the House and Senate, which must agree on a single, negotiated bill in order for legislation to be enacted.

Currently, drugs used by oncologists are among the few drugs covered by Medicare for outpatients. Providers are reimbursed for drugs based on the average wholesale price (AWP)

of the drugs. AWP is determined by third-party information services using data furnished by pharmaceutical companies or market surveys. Cancer care providers are reimbursed by Medicare for pharmaceuticals themselves and the costs of administration, with the bulk of reimbursement being for the drugs themselves. Typically, providers acquire drugs at prices that are less than AWP. Accordingly, the reimbursement received from Medicare by providers for dispensing many pharmaceuticals exceeds the cost of the pharmaceuticals themselves. However, there are many other costs of administration, such as supplies, nursing time, storage and preparation of drugs, financial counseling, bad debt, psychological and social services, capital costs, occupancy costs and other costs, that are not covered or not adequately reimbursed by Medicare reimbursement for drug administration. Providers rely on drug reimbursement to be able to fund these other aspects of care for which Medicare reimbursements are substantially less than actual expenses and to support the outpatient cancer care delivery system.

During the first nine months of 2003, approximately $1.2 billion in net operating revenue, out of a total of $1.8 billion, was attributable to amounts paid by all payors to US Oncology-affiliated physicians for pharmaceuticals. Approximately 41% of net patient revenue of our PPM practices is derived from Medicare, those practices’ largest payor.

Under the House bill, physicians would be required either to accept substantially reduced reimbursement from Medicare for oncology drugs or allow drugs to be purchased from third-party vendors, with physicians neither paying for, nor receiving any reimbursement for, oncology drugs under Medicare. The Senate bill mandates a significant reduction in government reimbursement by initially paying at AWP minus 15%, with further reductions to reimbursement based on an approximation of acquisition cost rather than AWP. Each of these bills would result in a significant reduction in the amount that Medicare reimburses cancer care providers for chemotherapy drugs. Although both bills contemplate an assessment by the Centers for Medicare & Medicaid Services (CMS) of what increases in other oncology reimbursement would be required to preserve the oncology delivery system, it is unclear whether these assessments will yield adequate adjustments.

Additionally, CMS has announced its intention to adopt new rules that would reduce Medicare reimbursement for cancer drugs. Various reform options have been published by CMS for comment and include reducing Medicare reimbursement to AWP minus 15%, matching Medicare reimbursement to private reimbursements, reimbursing for pharmaceuticals based on government survey measuring prices generally available to providers or requiring drugs to be purchased through third-party vendors. The comment period for the proposals has expired, but we cannot predict when CMS will act to finalize rules, if at all.

We believe that any significant reduction in reimbursement for pharmaceuticals without a sufficient increase in rates of reimbursement for other oncology services could significantly compromise the ability of cancer care providers to continue to administer drugs in an outpatient setting. To the extent cancer care providers are able to continue to provide full range medical oncology services in the outpatient setting, such a change could nevertheless have a material adverse effect on the financial results of cancer care providers, which in turn would adversely affect our results of operations, financial condition and prospects.

US Oncology, along with the entire cancer-care community, remains engaged in the ongoing debate on cancer reimbursement in Washington. In particular, we have expended considerable resources in trying to educate members of Congress and officials at CMS regarding appropriate analysis of the costs of providing cancer care and the need for balanced reform, as well as the potential impact of the current proposals. We remain committed to providing key decision-makers with the information they need in this regard. Our efforts have included face-to-face meetings, formal comments to CMS proposals and more general public relations and advertising efforts. Although we cannot be certain of their impact, we do believe that these efforts have been successful in communicating our concerns to policymakers.

It is impossible to determine at this time what legislation, if any, will ultimately be adopted. The proposed cancer reimbursement changes are part of much larger bills, with numerous factors impacting their likelihood of passage. Several of the fundamental aspects of the bills, such as how third-party vendors will be selected and priced, how average sales price will be determined, or how other reimbursement will increase, also remain largely undefined. These issues apply equally to the CMS proposal. It is also our experience that changes in Medicare reimbursement often lead to corresponding changes in reimbursement from other payors, although it is not possible for us to assess the likelihood and extent of such impact on other, non-governmental payors. Most of our managed care agreements can be terminated by either party with little notice and many refer to AWP-based reimbursement, increasing the likelihood that they will be renegotiated if there is material change in governmental reimbursement. Finally, many of our management services agreements with PPM practices include a clause requiring renegotiation of their terms upon certain materially adverse changes in governmental reimbursement or regulation. In the event such clauses were triggered by any reimbursement change, our network and results of operations would be subject to even greater uncertainty.

For these reasons, we cannot at this time assess the likely impact of the pending legislation. However, unless and until legislation or rules are adopted, continued uncertainty surrounding Medicare reimbursement could have an adverse impact on our business operations and markets for our securities. Furthermore, as we have previously stated, there is a possibility that changes that are ultimately adopted could have a material adverse effect on outpatient cancer care in this country and on our financial condition, results of operations and business prospects. Adverse effects could include an inability to maintain or expand our network, additional impairments of service agreements and other long-term assets, inability to access capital, significantly reduced earnings and a significantly depressed share price.

A pending Congressional inquiry could harm our business.

We have been asked to furnish certain information regarding pharmaceutical purchasing and usage by our network in connection with the House of Representatives’ Energy and Commerce Committee’s investigation into reimbursement of oncology pharmaceuticals under the Medicaid program. We have furnished certain information and continue to assist the committee.

The committee’s inquiry does not constitute a formal allegation of illegality or wrongdoing by us. We understand that the inquiry is part of a broader inquiry of pharmaceutical practices under Medicaid generally and that requests for information have been sent to numerous pharmaceutical companies, oncology-based group purchasing organizations, distributors and state governors, as well as US Oncology. The investigation deals with Medicaid reimbursements, which constitute less than 3% of our network’s net patient revenue. However, we cannot assure investors as to what course the investigation may ultimately take, or whether its scope will be expanded or its focus narrowed.

New rules regarding electronic submissions of claims could adversely impact the timeliness of collections in the near-term.

On October 16, 2003, new rules under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) went into effect mandating national standards for electronic data submissions and code sets relating to certain health care transactions. Although we believe that our systems are substantially compliant with the new rules, delays in our claims or delays of other covered entities relating to systems implementation and conversion could adversely affect the timeliness of payments for our practices’ submitted claims. It is not possible to assess the magnitude of any such delays or disruptions, but we would expect them to be temporary.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to service agreements, accounts receivable, cancer centers, reimbursement, pharmaceutical rebates, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from those estimates under different assumptions or conditions. In addition, as circumstances change, we may revise the basis of our estimates accordingly. For example, in the past we have recorded unusual charges to reflect revisions in our valuations of accounts receivable as a result of actual collections patterns or a sale of accounts receivable. We maintain decentralized billing systems and continue to upgrade and modify those systems. We take this into account as we continue to evaluate receivables and record appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than our estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of such prior estimates.

Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated condensed financial statements. These critical accounting policies include our policy of non-consolidation, revenue recognition (including calculation of physician compensation), general estimates of accruals, including accruals relating to accounts receivable, and intangible asset amortization and impairment. Please refer to the “Critical Accounting Policies” section of our Annual Report on Form 10-K for the year ended December 31, 2002 for a more detailed discussion of such policies.

Discussion of Non-GAAP Information

In this report, we use certain measurements of our performance that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures are derived from relevant items in our GAAP financials. A reconciliation of the non-GAAP measures to our income statement is included in this report.

Management believes that the non-GAAP measures we use are useful to investors, since they can provide investors with additional information that is not directly available in a GAAP presentation. In all events, these non-GAAP measures are not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us. The following is a discussion of these non-GAAP measures.

“Net operating revenue” is our revenue, plus amounts retained by our affiliated physicians under the PPM model. We believe net operating revenue is useful to investors as an indicator of the overall performance of our network, since it represents the total revenue of all of our PPM practices, without taking into account what portion of that is retained as physician compensation. In addition, by comparing trends in net operating revenue to trends in our revenue, investors are able to assess the impact of trends in physician compensation on our overall performance.

“Net patient revenue” is the net revenue of our affiliated practices under the PPM model for services rendered to patients by those affiliated practices. Net patient revenue is the largest component (92.7% in the first nine months of 2003) of net operating revenue. It is a useful measure because it gives investors a sense of the overall operations of our PPM network and other business lines in which our revenue is derived from payments for medical services to patients and in which we are responsible for billing and collecting such amounts.

“EBITDA” is earnings before taxes, interest, depreciation and amortization and loss on early extinguishment of debt and impairment, restructuring and other charges. We believe EBITDA is a commonly applied measurement of financial performance. We believe EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that we do not believe relate directly to operations – such as depreciation and amortization, which are typically based on predetermined asset lives, and thus not indicative of operational performance, or that are subject to variations that are not caused by operational performance – such as tax rates or interest rates. EBITDA is a key tool used by management in assessing our business performance both as a whole and with respect to individual sites or product lines.

“Field EBITDA” is EBITDA plus physician compensation and corporate general and administrative expenses. Like net operating revenue, Field EBITDA provides an indication of our overall network operational performance, without taking into account the effect of physician compensation and corporate general and administrative expense.

Results of Operations

The Company was affiliated (including under the service line) with the following number of physicians, by specialty, as of September 30, 2003 and 2002:

	September 30,
	2003	2002
Medical oncologists	729	670
Radiation oncologists	115	123
Other oncologists	38	38

Total oncologists	882	831
Diagnostic radiologists	—	39

Total physicians	882	870

The Company was affiliated with the following number of physicians by model:

	September 30,
	2003	2002
PPM	792	836
Service line	90	34

	882	870

Subsequent to September 30, 2003, we have affiliated with two additional practices under the service line model, consisting of fourteen oncologists.

The following table sets forth the change in the number of physicians affiliated with the Company:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Affiliated physicians, beginning of period	836	871	884	868
Physician practice affiliations	14	—	31	11
Recruited physicians	45	32	65	51
Physician practice separations	—	(23)	(62)	(23)
Retiring/Other	(13)	(10)	(36)	(37)

Affiliated physicians, end of period	882	870	882	870

The following table sets forth the number of cancer centers and PET units managed by the Company:

	September 30,
	2003	2002
Cancer centers	76	77
PET units	21	14

The following table sets forth the key operating statistics as a measure of volume of services provided by our PPM practices:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Medical oncology visits	605,966	595,484	1,800,860	1,830,332
Radiation treatments	159,826	160,645	490,754	485,915
Radiation treatments per day	2,497	2,510	2,569	2,544
PET scans	5,453	3,084	14,416	9,096
CT scans	19,247	15,879	54,150	45,830
New patients enrolled in research studies	673	821	2,529	2,435

Net Operating Revenue. Net operating revenue includes three components – net patient revenue, service line revenue and our other revenue:

•	Net patient revenue. We report net patient revenue for those business lines under which our revenue is derived from payments for medical services to patients and we are responsible for billing those patients. Currently, net patient revenue consists of patient revenue of affiliated practices under the PPM model. Net patient revenue also will include revenues of practices that enter into service line agreements for cancer center services.

•	Service line revenue. Service line revenues are derived from pharmaceutical services rendered by us under our oncology pharmaceutical services service line agreements.

•	Other revenue. Other revenue includes revenue from pharmaceutical research, informational services and activities as a group purchasing organization.

The following table shows the components of our net operating revenue for the three and nine months ended September 30, 2003 and 2002 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net patient revenue	$589,695	$514,742	$1,708,692	$1,513,309
Service line revenue	39,076	6,020	87,194	7,576
Other revenue	13,003	19,003	46,721	51,404

Net operating revenue	$641,774	$539,765	$1,842,607	$1,572,289

Net patient revenue is recorded when services are rendered based on established or negotiated charges reduced by contractual adjustments and allowances for doubtful accounts and other risks of collection. Differences between estimated contractual adjustments and final settlements are reported in the period when final settlements are determined and may result in either increases or decreases in revenues. Net operating revenue is reduced by amounts retained by the practices under our PPM service agreements to arrive at the amount we report as revenue in our financial statements.

The following table shows our net operating revenue by segment for the three and nine months ended September 30, 2003 and 2002 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Oncology pharmaceutical services	$319,021	$234,635	$877,561	$665,219
Other practice management services	229,835	213,621	679,266	628,037

Medical oncology	548,856	448,256	1,556,827	1,293,256
Cancer center services	79,551	73,948	242,007	230,192
Other segment revenue	13,367	17,561	43,773	48,841

	$641,774	$539,765	$1,842,607	$1,572,289

Our medical oncology net operating revenue comprises (i) our oncology pharmaceutical services revenue, which represents the revenue attributable to our providing drugs to medical oncologists under either the PPM model or the service line model, plus (ii) our other practice management services revenue, since our practice management services revenue is derived from providing services to medical oncologists. When we announced the introduction of our service line model in the fall of 2001, we offered all of our currently affiliated PPM practices the opportunity to terminate their PPM agreements and instead obtain our services under the service line model. To calculate the amount of oncology pharmaceutical services revenue we derive from practices under the PPM model, we assume that those practices purchase pharmaceuticals through us on the terms offered to such practices in connection with such conversion.

Our other practice management services revenue is derived solely from medical oncologists, so a portion of that revenue is attributable to revenues derived from pharmaceuticals, since our PPM agreements include management fees based on overall practice performance. Any change in reimbursement that adversely impacts medical oncologists’ financial results would adversely impact our other practice management services revenue, particularly under the net revenue model, and may impact our oncology pharmaceutical services revenue under the service line model. During the first nine months of 2003, approximately $1.2 billion in net operating revenue, out of a total of $1.8 billion, was attributable to amounts paid by payors to physicians for pharmaceuticals.

Revenue attributable to services provided in connection with radiation oncology and diagnostic radiology under either the PPM model or the service line model appears as cancer center services revenue.

Medical oncology net operating revenue increased from $1,293.3 million in the first nine months of 2002 to $1,556.8 million in the first nine months of 2003, an increase of $263.6 million or 20.4%. Medical oncology net operating revenue increased from $448.3 million in the third quarter of 2002 to $548.9 million for the third quarter of 2003, an increase of $100.6 million or 22.4%. The growth in medical oncology revenue is primarily attributable to the use of a small number of new pharmaceutical products and additional supportive care drugs, in addition to increased patient volume. During the third quarter of 2003, PPM medical oncology visits increased by 1.8% compared to the same prior year period. Same practice PPM medical oncology visits for the third quarter of 2003 increased 6.8% over the same prior year period, which excludes the impact of disaffiliations and service line conversions. Also contributing to the increase in medical oncology revenue for the third quarter of 2003 is an increase in service line revenue of $33.0 million and increased group purchasing organization revenues of $2.1 million as compared to the comparable prior year quarter. In addition to conversions, since September 30, 2002 and through September 30, 2003, we have entered into service line agreements with nine medical oncology practices, representing 43 physicians.

Cancer center services net operating revenue increased from $230.2 million in the first nine months of 2002 to $242.0 million in the first nine months of 2003, an increase of $11.8 million, or 5.1%. Cancer center services net operating revenue increased from $73.9 million in the third quarter of 2002 to $79.6 million for the third quarter of 2003, an increase of $5.6 million, or 7.6%. Such increases are attributable to increased radiology revenue from diagnostic services and to an increase in radiation oncology revenue. PET scans increased from 3,084 in the third quarter of 2002 to 5,453 in the third quarter of 2003, an increase of 76.8%. The increase in the number of PET scans is attributable to our opening seven PET units since September 30, 2002, as well as growth of 29.5% in the number of scans on the fourteen PET units that were operational during the third quarter of 2002. Also contributing to the increase in diagnostic revenue is an increase in CT scans, which increased 21.2% from 15,879 in the third quarter of 2002 to 19,247 in the third quarter of 2003. Radiation treatments decreased from 160,645 in the third quarter of 2002 to 159,826 in the third quarter of 2003, a decrease of 0.5% as a result of our disaffiliation with two radiation oncology practices with operations in three cancer centers since September 30, 2003. In addition, we have opened four cancer centers and closed one center since the third quarter of 2002. Same practice radiation treatments increased from 151,517 in the third quarter of 2002 to 154,126 in the third quarter of 2003, an increase of 1.7%. We currently have eight cancer centers and five PET installations in various stages of development. Partially offsetting the increases in PET and radiation oncology is a decrease in diagnostic revenue resulting from our sale of technical radiology assets during the third quarter of 2002 and our disaffiliation with a radiology practice consisting of 39 physicians in the second quarter of 2003.

Other segment net operating revenue decreased from $48.8 million in the first nine months of 2002 to $43.8 million in the first nine months of 2003, a decrease of $5.1 million, or 10.4%. Other segment net operating revenue decreased from $17.6 million in the third quarter of 2002 to $13.4 million for the third quarter of 2003, a decrease of $4.2 million, or 23.9%. The decrease is primarily attributable to an 18.0% decline in new patients enrolled in research studies in the third quarter as compared to the third quarter of 2002 due to the completion of two large trials during the second quarter of 2003.

During the third quarter of 2003, 92.0% of our net operating revenue was derived from practices under the PPM model as of September 30, 2003. The following table shows the amount of operating revenue we derived under each type of service agreement at the end of the respective period for the three and nine months ended September 30, 2003 and 2002 (in thousands):

	Three Months Ended September 30, 2003		Three Months Ended September 30, 2002		Nine Months Ended September 30, 2003		Nine Months Ended September 30, 2002
	Revenue	%	Revenue	%	Revenue	%	Revenue	%
Earnings model	$439,991	68.5	$359,889	66.7	$1,241,026	67.3	$1,043,410	66.4
Net revenue model	150,679	23.5	165,242	30.6	469,188	25.5	496,284	31.6
Service line model	39,076	6.1	6,020	1.1	87,194	4.7	7,576	0.4
Other	12,028	1.9	8,614	1.6	45,199	2.5	25,019	1.6

	$641,774	100.0	$539,765	100.0	$1,842,607	100.0	$1,572,289	100.0

Since the beginning of 2001 and through September 30, 2003, eighteen practices accounting for 27.0% of net operating revenue in 2002 have converted from the net revenue model to the earnings model.

The following table indicates the number of practices on each model as of September 30, 2003 and as of December 31, 2002:

	September 30, 2003	December 31, 2002
Earnings model	26	25
Net revenue model	11	12
Service line model	14	7

During the first quarter of 2003, we transitioned one net revenue model practice to the service line model and one net revenue model practice to the earnings model, and disaffiliated from ten physicians who had practiced at the group that converted to the earnings model. We also commenced operations at two new practices under the service line model.

During the second quarter of 2003, we commenced operations at one new service line practice and disaffiliated with a radiology group consisting of 39 physicians accounting for $11.4 million of our net operating revenue for the first six months of 2003.

During the third quarter of 2003, we converted the medical oncology portion of a net revenue model practice, which accounted for $22.0 million of our net operating revenue for the first nine months of 2003 to the service line model. That practice’s six radiation oncology physicians disaffiliated during the second quarter. We also disaffiliated with one practice consisting of 39 radiologists and commenced operations at three new practices under the service line model, comprising 14 physicians.

Subsequent to September 30, 2003, we have affiliated with two additional practices under the service line, consisting of fourteen physicians.

Revenue. Our revenue is net operating revenue, less the amount retained by our affiliated physician practices under PPM service agreements.

The following presents the amounts included in determination of our revenue for the three and nine months ended September 30, 2003 and 2002 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net operating revenue	$641,774	$539,765	$1,842,607	$1,572,289
Amounts retained by practices	(132,674)	(121,472)	(394,885)	(351,892)

Revenue	$509,100	$418,293	$1,447,722	$1,220,397

Amounts retained by practices increased from $351.9 million in the first nine months of 2002 to $394.9 million in the first nine months of 2003, an increase of $43.0 million, or 12.2%. Amounts retained by practices increased from $121.5 million in the third quarter of 2002 to $132.7 million in the third quarter of 2003, an increase of $11.2 million, or 9.2%. Such increase in amounts retained by practices is directly attributable to the growth in net patient revenue combined with the increase in profitability of affiliated practices. Amounts retained by practices as a percentage of net operating revenue decreased from 22.4% to 21.4% for the first nine months of 2002 and 2003, respectively, and from 22.5% to 20.7% for the third quarters of 2002 and 2003, respectively. The decrease in amounts retained by practices as a percentage of net operating revenue is attributable to increased revenues under the service line model, reduction in operating margins of our affiliated practices and the conversion of practices to the earnings model.

Revenue increased from $1,220.4 million for the first nine months of 2002 to $1,447.8 million for the first nine months of 2003, an increase of $227.3 million, or 18.6%. Revenue increased from $418.3 million for the third quarter of 2002 to $509.1 million for the third quarter of 2003, an increase of $90.8 million, or 21.7%. Revenue growth was caused by increases in revenues attributable to pharmaceuticals and new service line revenues, and to a lesser extent, an increase in diagnostic and radiation revenues.

The following table shows our revenue by segment for the three and nine months ended September 30, 2003 and 2002 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Oncology pharmaceutical services .	$318,592	$232,846	$876,695	$664,538
Other practice management services .	120,207	118,636	359,625	353,167

Medical oncology	438,799	351,482	1,236,320	1,017,705
Cancer center services .	56,976	49,952	169,235	157,086
Other segment revenue .	13,325	16,859	42,167	45,606

.	$509,100	$418,293	$1,447,722	$1,220,397

Trends in our revenue by segment are caused by the same factors affecting net operating revenue segments and are discussed above.

Medicare is the practices’ largest payor. During the first nine months of 2003 and 2002 approximately 41% of the PPM practices’ net patient revenue was derived from Medicare payments. This percentage varies among practices. No other single payor accounted for more than 10% of our revenues in the first nine months of 2003 or 2002. However, certain of our individual affiliated practices may have contracts with payors accounting for more than 10% of their revenues.

The following table sets forth the percentages of revenue represented by certain items reflected in the Company’s Condensed Consolidated Income Statement.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Pharmaceuticals and supplies	58.4	53.3	57.0	52.0
Field compensation and benefits	17.7	20.1	18.5	21.0
Other field costs	9.7	11.7	10.3	11.7
General and administration	3.8	4.0	3.5	3.8
Depreciation and amortization	3.4	4.1	3.8	4.4
Impairment, restructuring and other charges	0.3	18.4	0.1	9.6

Income (loss) from operations	6.7	(11.6)	6.8	(2.5)
Interest expense, net	(0.9)	(1.0)	(1.0)	(1.3)
Loss on early extinguishment of debt	—	—	—	(1.1)

Income (loss) before income taxes	5.8	(12.6)	5.8	(4.9)
Income tax benefit (provision)	(2.3)	4.0	(2.2)	1.6

Net income (loss)	3.5%	(8.6)%	3.6%	(3.3)%

Pharmaceuticals and Supplies. Pharmaceuticals and supplies expense, which includes drugs, medications and other supplies used by the practices, increased from $635.0 million in the first nine months of 2002 to $825.5 million in the same period of 2003, an increase of $190.5 million, or 30.0%. Pharmaceuticals and supplies expense increased from $223.1 million in the third quarter of 2002 to $297.5 million in the third quarter of 2003, an increase of $74.4 million, or 33.3%. As a percentage of revenue, pharmaceuticals and supplies increased from 52.0% in the first nine months of 2002 to 57.0% in the same period in 2003 and from 53.3% in the third quarter of 2002 to 58.4% in the third quarter of 2003. The increase was attributable to a larger portion of our operating revenue being derived from pharmaceuticals, more expensive drugs and to a lesser extent the conversion of two affiliated practices to, and the addition of seven practices in new markets under, the service line model since the third quarter of 2002.

As noted above, Congress and CMS are both currently considering significant reductions in Medicare reimbursement for pharmaceuticals. These reductions could increase pharmaceutical costs as a percentage of revenue by reducing revenues without corresponding reduction in the amount pharmaceutical companies charge for the products. Any change in reimbursement methodology could also otherwise adversely affect our ability to control costs or change the way in which pharmaceutical companies price their products.

We expect that third-party payors will continue to negotiate or mandate the reimbursement rates for pharmaceuticals and supplies, with the goal of lowering reimbursement rates, and that such lower reimbursement rates together with shifts in revenue mix may continue to adversely impact our margins with respect to such items. In both regulatory and litigation activity, federal and state governments are focusing on decreasing the amount governmental programs pay for drugs. Current governmental focus on AWP as a basis for reimbursement could also lead to a wide-ranging reduction in the reimbursement for pharmaceuticals by both governmental and commercial payors. Commercial and governmental payors also continue to try to implement both voluntary and mandatory programs in which the practice must obtain drugs they administer to patients from a third party and that third party, rather than the practice, receives payment for the drugs directly from the payor, and to otherwise reduce drug expenditures. We continue to believe that single-source drugs, possibly including oral drugs, will continue to be introduced at a rapid pace, thus further negatively impacting margins.

In response to this decline in margin relating to certain pharmaceutical agents, we have developed and are implementing a number of drug management programs, which are designed to provide affiliated practices with practical tools for process improvement, cost reduction and decision support in relation to pharmaceuticals. The successful conversion of net revenue model practices to the earnings model and implementation of the service line structure should both also help reduce the impact of the increasing cost of pharmaceuticals and supplies and the effect of reduced levels of reimbursement. In addition, we have numerous efforts under way to reduce the cost of pharmaceuticals by negotiating discounts for volume purchases and by streamlining processes for efficient ordering and inventory control and are assessing other strategies to address this trend. We also continue to seek to expand into areas that are less affected by lower pharmaceutical margins, such as radiation oncology and diagnostic radiology. However, as long as pharmaceuticals continue to become a larger part of our revenue mix as a result of changing treatment patterns (rather than growth of our business), we believe that our overall margins could continue to be adversely impacted. In addition, the pharmacy service line is a lower-margin business than our PPM model. Although we believe it reduces risk in certain respects and requires less capital investment than the PPM model, to the extent we add additional service line practices under the pharmacy service line, we would expect our overall margin percentages to be adversely impacted.

Field Compensation and Benefits. Field compensation and benefits, which includes salaries and wages of our field-level employees and the practices’ employees (other than physicians), increased from $256.4 million in the first nine months of 2002 to $267.5 million in the first nine months of 2003, an increase of $11.1 million, or 4.3%. Field compensation and benefits increased from $84.1 million in the third quarter of 2002 to $90.1 million in the third quarter of 2003, an increase of $6.0 million or 7.1%. As a percentage of revenue, field compensation and benefits decreased from 21.0% in the first nine months of 2002 to 18.5% in the first nine months of 2003, and from 20.1% in the third quarter of 2002 to 17.7% in the third quarter of 2003. The decrease as a percentage of revenue is attributable to increases in pharmaceutical revenues and the incremental service line revenue in 2003.

Other Field Costs. Other field costs, which consist of rent, utilities, repairs and maintenance, insurance and other direct field costs, increased from $143.3 million in the first nine months of 2002 to $148.1 million in the first nine months of 2003, an increase of $4.8 million, or 3.3%. Other field costs increased from $49.0 million in the third quarter of 2002 to $49.4 million in the third quarter of 2003, an increase of $0.4 million, or 0.8%. The increase in other field costs is partially attributable to $0.9 million recognized in the second quarter of 2003 in connection with the disaffiliation of a radiology practice consisting of 39 physicians effective June 30, 2003. As a percentage of revenue, other field costs decreased from 11.7% in the first nine months of 2002 to 10.3% in the first nine months of 2003, and from 11.7% in the third quarter of 2002 to 9.7% in the third quarter of 2003. The decrease as a percentage of revenue is attributable to increases in pharmaceutical revenues and the incremental service line revenue in 2003.

General and Administrative. General and administrative expenses increased from $45.9 million in the first nine months of 2002 to $51.2 million in the first nine months of 2003, an increase of $5.3 million, or 11.5%. General and administrative expenses increased from $16.6 million in the third quarter of 2002 to $19.2 million in the third quarter of 2003, an increase of $2.6 million, or 15.6%. Such increases are attributable to additional personnel and operating expenses incurred in order to support our development efforts since 2002 combined with our initiative to provide support for the service line operations. As a percentage of revenue, general and administrative costs decreased from 3.8% in the first nine months of 2002 to 3.5% in the first nine months of 2003, and from 4.0% in the third quarter of 2002 to 3.8% in the third quarter of 2003. Included in our results for the first nine months of 2003 are fees of $2.1 million in the first quarter of 2003, $1.0 million in the second quarter of 2003, and $1.5 million in the third quarter of 2003 for outside consultants providing strategic planning and other services that we would not expect to incur in future periods.

Overall, we experienced a decline in operating margins with earnings before taxes, interest, depreciation, amortization, loss on early extinguishment of debt and impairment, restructuring and other charges (EBITDA), as a percentage of revenue, decreasing from 11.5% in the first nine months of 2002 to 10.7% in the first nine months of 2003, and from 10.9% in the third quarter of 2002 to 10.4% in the third quarter of 2003. The decline in operating margins is attributable to the increase in pharmaceutical costs and, to a lesser extent, the increase in service line model agreements, which typically have lower margins.

The table below presents information about reported segments for the nine months ended September 30, 2003 (in thousands):

	Oncology Pharmaceutical Services	Other Practice Management Services	Cancer Center Services	Other	Total
Net operating revenue	$877,561	$679,266	$242,007	$43,773	$1,842,607
Amounts retained by affiliated practices	(866)	(319,641)	(72,772)	(1,606)	(394,885)

Revenue	876,695	359,625	169,235	42,167	1,447,722
Operating expenses	(793,545)	(295,443)	(136,466)	(123,550)	(1,349,004)

Income (loss) from operations	83,150	64,182	32,769	(81,383)	98,718
Depreciation and amortization	106	—	21,791	33,069	54,966
Impairment, restructuring and other charges	—	—	—	1,752	1,752

EBITDA	$83,256	$64,182	$54,560	$(46,562)	$155,436

The table below presents information about reported segments for the nine months ended September 30, 2002 (in thousands):

	Oncology Pharmaceutical Services	Other Practice Management Services	Cancer Center Services	Other	Total
Net operating revenue	$665,219	$628,037	$230,192	$48,841	$1,572,289
Amounts retained by affiliated practices	(681)	(274,870)	(73,106)	(3,235)	(351,892)

Revenue	664,538	353,167	157,086	45,606	1,220,397
Operating expenses	(602,562)	(285,742)	(122,764)	(239,612)	(1,250,680)

Income (loss) from operations	61,976	67,425	34,322	(194,006)	(30,283)
Depreciation and amortization.	173	—	14,754	38,403	53,330
Impairment, restructuring and other charges	—	—	—	116,804	116,804

EBITDA	$62,149	$67,425	$49,076	$(38,799)	$139,851

The table below presents information about reported segments for the three months ended September 30, 2003 (in thousands):

	Oncology Pharmaceutical Services	Other Practice Management Services	Cancer Center Services	Other	Total
Net operating revenue	$319,021	$229,835	$79,551	$13,367	$641,774
Amounts retained by affiliated practices	(429)	(109,628)	(22,575)	(42)	(132,674)

Revenue	318,592	120,207	56,976	13,325	509,100
Operating expenses	(286,993)	(96,498)	(47,625)	(44,033)	(475,149)

Income (loss) from operations	31,599	23,709	9,351	(30,708)	33,951
Depreciation and amortization	57	—	7,205	9,925	17,187
Impairment, restructuring and other charges	—	—	—	1,752	1,752

EBITDA	$31,656	$23,709	$16,556	$(19,031)	$52,890

The table below presents information about reported segments for the three months ended September 30, 2002 (in thousands):

	Oncology Pharmaceutical Services	Other Practice Management Services	Cancer Center Services	Other	Total
Net operating revenue	$234,635	$213,621	$73,948	$17,561	$539,765
Amounts retained by affiliated practices	(1,789)	(94,985)	(23,996)	(702)	(121,472)

Revenue	232,846	118,636	49,952	16,859	418,293
Operating expenses	(209,563)	(98,091)	(39,586)	(119,610)	(466,850)

Income (loss) from operations	23,283	20,545	10,366	(102,751)	(48,557)
Impairment, restructuring and other charges	—	—	—	76,831	76,831
Depreciation and amortization	(169)	—	4,789	12,492	17,112

EBITDA	$23,114	$20,545	$15,155	$(13,428)	$45,386

The decrease in EBITDA for the other practice management services for the first nine months ended September 30, 2003 as compared to the same prior year period is primarily attributable to our disaffiliation with two medical oncology practices representing 12 physicians since September 30, 2002.

Medical oncology EBITDA margin decreased from 12.7% in the first nine months of 2002 to 11.9% in the first nine months of 2003. This decrease is attributable to an increase in lower margin pharmaceuticals.

Cancer center services EBITDA margin increased from 31.2% in the first nine months of 2002 to 32.2% in the first nine months of 2003. This increase is attributable to exiting from unprofitable sites, investment in technology such as intensity modulated radiation therapy (IMRT), combined with growth in same practice radiation treatments and PET scans. Cancer Center Services EBITDA for the three and nine months ended September 30, 2003 includes costs of $0.9 million incurred in connection with our disaffiliation with a radiology group effective June 30, 2003.

Depreciation and Amortization. Depreciation and amortization expense increased from $53.3 million in the first nine months of 2002 to $55.0 million in the first nine months of 2003, an increase of $1.6 million or 3.1%. Depreciation and amortization expense increased from $17.1 million in the third quarter of 2002 to $17.2 million in the third quarter of 2003, an increase of $0.1 million or 0.4%. The increase in depreciation and amortization expense is attributable to increased investment in radiation and PET technologies, partially offset by impairments of management service agreements and cancer center assets in 2002. As a percentage of revenue, depreciation and amortization expense decreased from 4.4% in the first nine months of 2002 to 3.8% in the first nine months of 2003, and from 4.1% in the third quarter of 2002 to 3.4% in the third quarter of 2003. The decline in depreciation and amortization expense as a percentage of revenue reflects the impairment charges on intangible assets and cancer center assets totaling $140.8 million recognized in 2002.

Impairment, Restructuring and Other Charges. We have recorded no impairment or restructuring charges during the first nine months of 2003. During the third quarter of 2003, we recognized a $1.8 million loss on the sale of a cancer center.

During the first nine months of 2002, we have incurred impairment and restructuring costs related to transitional activity, including the following:

•	Termination of service agreements related to the conversion of PPM practices to the service line model and in connection with practice disaffiliations.

•	Gains and losses related to sales of assets back to practices converting to the service line model or in connection with practice disaffiliations.

•	Impairment of intangible assets related to net revenue model service agreements.

•	Centralization of accounting and financial processes.

•	Allowance on an affiliate receivable.

In that context, we recognized the following impairment, restructuring and other charges during the three months and nine months ending September 30, 2002 (in thousands):

	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2002
Write-off of service agreements	$68,314	$107,999
Gain on sale of practice assets	(3,415)	(5,433)
Personnel reduction costs	882	1,791
Allowance on an affiliate receivable	11,050	11,050
Consulting costs for implementing service line	—	1,397

	$76,831	$116,804

The following is a detailed summary of the third quarter of 2002 charges (in thousands):

	Conversion to Service Line	Practice Disaffiliations	Impairment of Net Revenue Model Service Agreement	Processing Centralization	Affiliate Receivable Allowance	Total
Write-off of service agreements	$13,054	$4,253	$51,007	$—	$—	$68,314
Gain on sale of practice assets	(1,063)	(2,352)	—	—	—	(3,415)
Personnel reduction costs	—	—	—	882	—	882
Allowance on an affiliate receivable	—	—	—	—	11,050	11,050

	$11,991	$1,901	$51,007	$882	$11,050	$76,831

During the first nine months of 2002, we transitioned three of our PPM practices with an aggregate of 23 physicians to the service line model, including one such transition in the third quarter of 2002. In each transaction, the existing PPM service agreement was terminated, the practice repurchased its assets, and future consideration owing to physicians for their initial affiliation with the Company was either accelerated or forfeited.

We also disaffiliated with physicians in four net revenue markets during the third quarter of 2002 and terminated a service agreement in one market with respect to certain radiology sites during the second quarter of 2002. In these terminations, practice assets were repurchased and fees were paid in connection with the termination. Remaining consideration owed to the physicians (if any) by us with respect to their original PPM affiliation transaction was accelerated.

The impairment of service agreements during the third quarter of 2002 was a non-cash, pretax charge of $68.3 million comprising (i) a $13.0 million charge related to a PPM service agreement that was terminated in connection with conversion to the service line model, (ii) a $51.0 million charge related to three net revenue model service agreements that became impaired during the third quarter of 2002 based upon our analysis of projected cash flows under those agreements, taking into account developments in those markets during the third quarter of 2002 and (iii) a $4.3 million charge related to a group of physicians under a net revenue model service agreement with which we disaffiliated during the third quarter of 2002. The remainder of the charge relating to impairment of service agreements for the first nine months of 2002 were non-cash, pretax charges of $39.7 million during the second quarter comprising (i) a $33.8 million charge related to a net revenue model service line agreement that became impaired during the second quarter of 2002 based upon the Company’s analysis of projected cash flows under that agreement, taking into account developments in that market during the second quarter of 2002 and (ii) a $5.9 million charge related to two PPM service agreements that were terminated in connection with conversions to the service line model.

The $3.4 million net gain on sale of practice assets during the third quarter of 2002 comprised (a) net proceeds of $4.3 million paid by converting and disaffiliating physicians and (b) a $0.2 million net recovery of working capital assets, partially offset by a $1.1 million net charge arising from our accelerating consideration that would have been due to physicians in the future in connection with those transactions.

During the second quarter of 2002 we recognized a $2.0 million net gain on sale of practice assets. During that quarter, we terminated a service agreement as it related to certain radiology sites and sold the related assets, including the right to future revenues attributable to radiology technical fee revenue at those sites, in exchange for delivery to us of 1.1 million shares of our common stock. In connection with that sale, we also recognized a write-off of a receivable of $0.5 million due from the physicians and agreed to make a cash payment to the buyer of $0.6 million to reflect purchase price adjustments during the third quarter of 2002. The transaction resulted in a $3.9 million gain based on the market price of our Common Stock as of the date of the termination. This gain was partially offset by a $1.9 million net impairment of working capital assets relating to service line conversions, disaffiliations and potential disaffiliations.

During the third quarter of 2002, in connection with our transition, we commenced an initiative to further centralize certain of our accounting and financial reporting functions at our headquarters in Houston, resulting in a $0.9 million charge for personnel reduction costs. During the first and second quarters of 2002, we recognized $0.3 million and $0.6 million, respectively, for personnel reduction costs.

During the third quarter of 2002, we recognized an $11.1 million allowance related to an $11.1 million receivable due to us from one of our affiliated practices. In the course of our PPM activities, we advance amounts to physician groups and retain fees based upon our estimates of practice performance. Subsequent events and related adjustments may result in the creation of a receivable with respect to certain amounts advanced. During the third quarter of 2002, we made the determination that a portion of such amounts owed by physician practices to us may have become uncollectible due to, among other things the age of the receivable and circumstances relating to practice operations.

During the second quarter of 2002 we recognized $1.0 million of professional fees for consultants advising us on the implementation of the service line. During the first quarter of 2002, we also recognized charges of $0.4 million in consulting fees related to our introduction of the service line model.

As discussed above, during the first nine months of 2002, we have recorded charges related to the impairment of certain net revenue model service agreements. From time to time, we evaluate our intangible assets for impairment, which involves an analysis comparing the aggregate expected future cash flows under the agreement to its carrying value as an intangible asset on our balance sheet. In estimating future cash flows, we consider past performance as well as known trends that are likely to affect future performance. In some cases we also take into account our current activities with respect to that agreement that may be aimed at altering performance or reversing trends. All of these factors used in our estimates are subject to error and uncertainty.

Interest. Net interest expense decreased from $15.8 million in the first nine months of 2002 to $14.8 million in the first nine months of 2003, a decrease of $1.0 million, or 6.4%. Net interest expense increased from $4.2 million in the third quarter of 2002 to $4.7 million in the third quarter of 2003, an increase of $0.5 million, or 11.4%. As a percentage of revenue, net interest expense decreased from 1.3% for the first nine months of 2002 to 1.0% for the first nine months of 2003, and from 1.0% in the third quarter of 2002 to 0.9% in the third quarter of 2003. Such decreases are due to payment of physician debt, lower borrowing levels during the first nine months of 2003, reduced interest rates on our leasing facility and, to a lesser extent, an increase in interest income resulting from improved operating cash flows since September 30, 2002. On February 1, 2002, we refinanced our indebtedness by issuing $175 million in 9.625% Senior Subordinated Notes due 2012 and repaid in full our existing senior secured notes and terminated our existing credit facility. Our previously existing $100 million senior secured notes bore interest at a fixed rate of 8.42% and would have matured as to $20 million in each of 2002-2006. Lower levels of debt during the first nine months of 2003, as compared to the same period in 2002, partially offset by the increased rate of interest contributed to the decrease of interest expense.

In September 2001, we announced in a press release that our introduction of the service line structure and transition away from the net revenue model and the related realignment of our business would cause us to record unusual charges for write-offs of service agreements and other assets and other charges. These charges include the impairment, restructuring and other charges and loss on early extinguishment of debt we have recorded during 2002. Throughout 2002, we had recorded $10.3 million in unusual cash charges and $153.4 million in unusual non-cash charges in connection with our transition process. We have not recognized any unusual charges in the first nine months of 2003.

The principal category of those prior charges related to the impairment of service agreements. Service agreements were impaired either because of a termination of the agreement (both in disaffiliations and conversions to the service line) or because we determined that the agreement was impaired based on expected future cash flow under the agreement. The latter category of impairment related exclusively to net revenue model practices. Currently, our balance sheet reflects $22.8 million in service agreements under the net revenue model and $219.6 million under the earnings model. Based upon the potential for continued declining performance, we would anticipate that the net revenue model agreements, if not converted to the earnings model, could become impaired in the future. Material changes in reimbursement could result in additional charges, including additional impairments of service agreements and other long-term assets.

Loss on Early Extinguishment of Debt. During the first quarter of 2002, we recorded a loss of $13.6 million, before income taxes of $5.2 million, in connection with the early extinguishment of our $100 million Senior Secured Notes due 2006 and our existing credit facility. The loss consisted of payment of a prepayment penalty of $11.7 million on the Senior Secured Notes and a write-off of unamortized deferred financing costs of $1.9 million related to the terminated debt agreements.

The Company adopted Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS 145) effective January 1, 2003. Among other matters, SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. In connection with its adoption, gains and losses from extinguishments of debt are no longer classified as extraordinary items in the Company’s statement of operations. In addition, prior period financial statements were reclassified to reflect the new standard. As such, the Company reclassified the $13.6 extraordinary loss on early extinguishment of debt recorded in the three months ended March 31, 2002 as a component of interest expense, net, in its condensed consolidated statement of operations.

Income Taxes. We recognized an effective tax rate of 38.3% and (32.1)% for the first nine months of 2003 and 2002, respectively. The lower effective tax rate in 2002 reflects the lack of any state tax benefit related to certain of the impairment, restructuring and other charges recognized in the prior year.

Net Income. Net income increased from a loss of $40.5 million, or ($0.41) per share, in the first nine months of 2002 to net income of $51.8 million, or $0.56 per diluted share, in the first nine months 2003, an increase of $92.3 million. Earnings per share has been positively impacted by our repurchase of 9.6 million shares since September 30, 2002 through the third quarter of 2003. Net income increased from a loss of $36.2 million in the third quarter of 2002 to net income of $17.9 million in the third quarter of 2003. Included in net income for the first nine months of 2002 are impairment, restructuring and other charges of $116.8 million and a loss on early extinguishment of debt of $13.6 million. Excluding these charges, net income for the first nine months of 2002 would have been $43.9 million, which represents earnings per share of $0.44.

Liquidity and Capital Resources

As of September 30, 2003, we had net working capital of $149.6 million, including cash and cash equivalents of $125.4 million. We had current liabilities of $372.8 million, including $80.8 million in current maturities of long-term debt, and $190.3 million of long-term indebtedness. During the first nine months of 2003, we provided $185.8 million in net operating cash flow, invested $61.5 million, and used cash from financing activities in the amount of $73.9 million. As of October 27, 2003, we had cash and cash equivalents of $146.9 million.

Cash Flows from Operating Activities

During the first nine months of 2003, we provided $185.8 million in cash flows from operating activities as compared to $134.4 million in the comparable prior year period. The increase in cash flow is primarily attributable to improved cash collections during the first nine months of 2003, offset by federal income tax payments of $11.4 million in the nine months ended September 30, 2003. Our accounts receivable days outstanding has improved from 48 days at December 31, 2002 to 44 at September 30, 2003.

Cash Flows from Investing Activities

During the first nine months of 2003 and 2002, we expended $63.1 million and $45.1 million in capital expenditures, including $42.1 million and $24.6 million on the development and construction of cancer centers, respectively. Maintenance capital expenditures were $21.0 million and $20.5 million in the first nine months of 2003 and 2002, respectively. For all of 2003, we anticipate expending a total of approximately $30-$35 million on maintenance capital expenditures and approximately $50-$55 million on development of new cancer centers and PET installations. Over the next two to three years, we expect to expend $20-$30 million for upgrades to existing cancer centers, including introduction of IMRT and high dose radiotherapy (HDR) equipment.

Cash Flows from Financing Activities

During the first nine months of 2003, we used cash from financing activities of $73.9 million as compared to cash provided of $5.5 million in the nine months of 2002. Such decrease in cash flow is primarily attributed to the proceeds in 2002 from the issuance of our Senior Subordinated Notes due 2012, net of the cash payments for the retirement of our previously existing indebtedness, including a prepayment premium paid as a result of early extinguishment of our Senior Secured Notes due 2006. In addition, we expended $61.2 million to repurchase 7.5 million shares of our Common Stock during the first nine months of 2003.

On February 1, 2002, we entered into a five-year $100 million syndicated revolving credit facility and terminated our existing syndicated revolving credit facility. Proceeds under that credit facility may be used to finance the development of cancer centers and new PET facilities, to provide working capital or for other general business purposes. No amounts have been borrowed under that facility. Our credit facility bears interest at a variable rate that floats with a referenced interest rate. Therefore, to the extent we have amounts outstanding under the credit facility in the future, we would be exposed to interest rate risk under our credit facility.

On February 1, 2002, we issued $175 million in 9.625% Senior Subordinated Notes due 2012 to various institutional investors in a private offering under Rule 144A under the Securities Act of 1933. The notes were subsequently exchanged for substantially identical notes in an offering registered under the Securities Act of 1933. The notes are unsecured, bear interest at 9.625% annually and mature in February 2012. Payments under those notes are subordinated in substantially all respects to payments under our credit facility and certain other debt.

We entered into a leasing facility in December 1997, under which a lessor entity acquired properties and paid for construction of certain of our cancer centers and leased them to us. It matures in June 2004. As of September 30, 2003, we had $70.2 million outstanding under the facility and no further amounts are available under that facility. The annual rent, which is classified as interest expense, under the lease is approximately $3.2 million, based on interest rates in effect as of September 30, 2003.

Since December 31, 2002, we guarantee 100% of the residual value of the properties in the lease and therefore include the $70.2 million outstanding under the lease as indebtedness on our financial statements. We also include assets under the lease as assets on our balance sheet based upon our determination of fair values of those properties at December 31, 2002. During the first nine months of 2003, we began to recognize a depreciation charge in respect of the assets in the leasing facility amounting to $2.8 million. We did not recognize depreciation expense for those off-balance-sheet assets prior to December 31, 2002.

The lease is renewable in one-year increments with the consent of the financial institutions that are parties thereto. If the lease is not renewed at maturity or otherwise terminates, we must either purchase the properties under the lease for the total amount outstanding or market the properties to third parties. Defaults under the lease, which include cross-defaults to other material debt, could result in such a termination, and require us to purchase or remarket the properties. If we sell the properties to third parties, we have guaranteed a residual value of 100% of the total amount outstanding for the properties. The guarantees are collateralized by substantially all of our assets. We have not yet determined whether we will seek to renew the lease. Accordingly, in June 2004, assuming we retain all of the properties, we will be required to repay $70.2 million. Therefore, the amount outstanding has been classified as a current maturity of long-term indebtedness.

Because the lease payment floats with a referenced interest rate, we are also exposed to interest rate risk under the leasing facility. A 1% increase in the referenced rate would result in an increase in lease payments of $0.7 million annually.

Borrowings under the revolving credit facility and advances under the leasing facility bear interest at a rate equal to a rate based on prime rate or the London Interbank Offered Rate, based on a defined formula. The credit facility, leasing facility and Senior Subordinated Notes contain affirmative and negative covenants, including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness and prohibitions on the payment of dividends. Events of default under our credit facility, leasing facility and Senior Subordinated Notes include cross-defaults to all material indebtedness, including each of those financings. Substantially all of our assets, including certain real property, are pledged as collateral under the credit facility and the guarantee obligations of our leasing facility.

We are in compliance with covenants under our leasing facility, revolving credit facility and Senior Subordinated Notes, with no borrowings currently outstanding under the revolving credit facility. We have relied primarily on cash flows from our operations to fund working capital and capital expenditures for our fixed assets.

We currently expect that our principal use of funds in the near future will be in connection with the purchase of medical equipment, including upgrades and additional equipment such as IMRT and HDR, investment in information systems and the acquisition or lease of real estate for the development of integrated cancer centers and PET centers, and implementation of the service line structure, as well as possible repurchases of our Common Stock. It is likely that our capital needs in the next several years will exceed the cash generated from operations. Thus, we may incur additional debt or issue additional debt or equity securities from time to time. Capital available for health care companies, whether raised through the issuance of debt or equity securities, is quite limited. As a result, we may be unable to obtain sufficient financing on terms satisfactory to management or at all. Continued uncertainty regarding reimbursement or an adverse change in reimbursement could continue to adversely impact our ability to access capital markets, including our ability to extend or refinance our leasing facility.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements concerning business outlook, reimbursement outlook, expected financial results, business development activities, the benefits of the service line model and all other statements other than statements of historical fact included in this news release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could further impact future results and financial condition include reimbursement rates, including in particular, reimbursement for pharmaceutical products, the success of the service line model, transition of existing practices, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the company’s affiliated physician practices. Please refer to the attached financial discussion and the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2002 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company’s expectations.